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                                  Risk factors

IF  WE  DO  NOT  OBTAIN  ADDITIONAL  FINANCING,  OUR  BUSINESS  WILL  FAIL

As of September 30, 2001, we had cash in the amount of $564. Our business plan calls for significant expenses in connection with the development of our EngineMax software. In addition, we anticipate that revenues from operations will not be realized until sometime after development of our EngineMax software is complete. Accordingly, we will require additional financing in order to finance this development expense. We do not have any arrangements for financing and we can provide no assurance that we will be able to obtain the required financing when needed. Obtaining additional financing will be subject to a number of factors, including:

-     Market  conditions;
-     Investor  acceptance  of  our  business  plan;  and
-     Investor  sentiment.

These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are not successful in obtaining financing in the amount necessary to complete our business plan, then we will not be able to achieve revenues and our business will fail.

BECAUSE WE HAVE ONLY RECENTLY COMMENCED BUSINESS OPERATIONS, WE FACE A HIGH RISK OF BUSINESS FAILURE

We were incorporated in September 1999. We acquired the rights to develop our EngineMax software and the www.EngineMax.com web site address in October 1999. We are presently in the process of commencing development of our EngineMax software product. We have not yet earned any revenues. Accordingly, we have no operating history from which investors can evaluate our business. An investor should consider the risks, expenses and uncertainties that an early stage company like ours faces. These risks include our ability to:

-     Develop  a  functioning  and  marketable  software  product;
- Develop a web site to market our EngineMax software once development is complete;
-     Successfully  market  our EngineMax software once development is complete;
- Convince potential customers to purchase licenses of our EngineMax software;
-     Respond  effectively  to  competitive  pressures;
- Continue to develop and upgrade our EngineMax software once development is complete.

As noted in our financial statements that are included with this prospectus, we are a development stage company that is currently developing a computer software product. These conditions, as indicated in the audit report of BDO Dunwoody, LLP, Chartered Accountants, raise substantial doubt as to our continuance as a going concern. To date,

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we  have  not  completed the development of a viable software  product  and  we can provide no assurance that the product we are currently developing will have a commercial application. The success of our business operations will depend upon our ability to obtain further financing to complete successful development of the program and to attain profitable operations. It is not possible at this time for us to predict with assurance the outcome of these matters. If we are not able to complete successful development of the program and attain profitable operations, then our business will fail.

BECAUSE WE HAVE ONLY RECENTLY COMMENCED BUSINESS OPERATIONS, WE EXPECT TO INCUR OPERATING LOSSES FOR THE FORESEEABLE FUTURE

We have never been profitable or made any income whatsoever. Prior to completion of our EngineMax software, we anticipate that we will incur increased operating expenses without realizing any revenues from sales. We therefore expect to incur significant losses into the foreseeable future and recognize that if we are unable to generate significant revenues from sales of licenses for our EngineMax software, we will not be able to achieve profitability or continue operations.

IF  WE  ARE  UNABLE  TO DEVELOP A MARKETABLE PRODUCT THEN OUR BUSINESS WILL FAIL

The EngineMax software is currently in the development stage. In order to develop the EngineMax software into a commercial product, we will have to complete programming of the computer code required for the EngineMax software. In addition, we will have to finish development of the EngineMax website which we will use for marketing and servicing the EngineMax software. Prior to commencing commercial sales, we will have to complete testing of both the EngineMax software and our website to ensure that the software and the website are functioning properly and are capable of being marketed to the public. If we are unable to develop a final software product that is capable of commercial sale and market acceptance, we will not be able to earn any revenues. Our failure to earn revenues will cause our business to fail.

IF MAJOR SEARCH ENGINES CHANGE THEIR SEARCH FORMAT, THEN OUR ENGINEMAX SOFTWARE MAY NOT BE ABLE OPERATE PROPERLY AND OUR BUSINESS MAY FAIL

Our business plan is based on our ability to develop a computer software program that is able to access major search engines and directly submit web pages. If these major search engines restrict this access or change the manner in which they gather information on Internet web sites, then our EngineMax software product could be redundant or may not work properly, and we may not be able to produce a viable product. In such a case, our business will most likely fail.

THE PUBLIC MARKET FOR OUR SECURITIES IS RELATIVELY NEW, WHICH MEANS YOU COULD EXPERIENCE DIFFICULTY IN SELLING YOUR SHARES.

At the present time, there is a public market for our securities. Although our securities are quoted on the NASD Over the Counter Bulletin Board, there is no assurance that a regular

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trading  market  will  develop  or that a market will be sustained, or that our securities purchased by the public in the offering may be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one. In any event, due to the fact that our securities are presently considered "penny stock" many brokerage firms may choose not to engage in market making activities or effect
transactions  in  our  securities.   Purchasers  of  our  securities  may  have
difficulties in reselling them and many banks may not grant loans using our securities as collateral. Our securities are not eligible for listing on the Nasdaq Stock Market at this time. We anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

-     actual  or  anticipated  variations  in  our  results  of  operations;
-     conditions  and  trends  with  the  Internet;
- our ability to complete the development of the EngineMax software and the EngineMax website;
-     our  ability  to  generate  revenues from sales of the EngineMax software;
- our ability to generate brand recognition of the EngineMax software and acceptance by consumers;
-     increased  competition  from competitors who offer competing products; and
-     our  financial  condition.

Further, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

IF OUR STOCK PRICE DROPS SIGNIFICANTLY, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION THAT WOULD RESULT IN A HARMFUL DIVERSION OF OUR RESOURCES

In the past, following periods of volatility in the market price of a particular company's stock, securities class action litigation has been brought against that company. Any litigation arising from the volatility in the price of our common stock could have a adverse effect upon our business, financial condition and results of operations.

BECAUSE OUR MANAGEMENT HAS ONLY LIMITED EXPERIENCE IN THE OPERATION OF OUR BUSINESS AND THE DEVELOPMENT AND SALE OF OUR PRODUCTS, THERE IS A RISK THAT OUR BUSINESS MAY FAIL.

Our management has only limited experience in the business of software development and the submission of web page information to search engines. Potential investors should be aware that there is a substantial risk of failure associated with inexperienced management as it encounters unfamiliar problems related to the business. We have only a limited operating history upon which to base any projection of the effects this risk factor will have on our operations, and thus we cannot assure potential investors that management's inexperience, and its inefficiencies caused thereby, will be overcome in the future.

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AS  OUR  OFFICERS  AND  DIRECTORS  DO NOT DEVOTE THEIR FULL BUSINESS TIME TO OUR
BUSINESS, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND OUR BUSINESS MAY FAIL

Our officers and directors presently devote only 50% of their business time to the management of our business. This percentage of time may be increased or decreased in the future, but there is no specific plan to do so at this time. Moreover, we can provide no assurance to investors that either Mr. Rosner or Mr. Chow will be able to devote sufficient amounts of their business time to enable us to implement our business plan. If Mr. Rosner and Mr. Chow do not devote a sufficient amount of their business time to the management of our business, our business may fail.